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                       SECURITIES AND EXCHANGE COMMISSION
                                WASHINGTON, D.C.



                                    FORM 8-K

                                 CURRENT REPORT
                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


         Date of Report (Date of earliest event reported) April 1, 1999



                              INLAND RESOURCES INC.
             (Exact Name of Registrant as Specified in its Charter)


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
                     Washington                                  0-16487                       91-1307042
            (State or Other Jurisdiction                       (Commission                  (I.R.S. Employer
                 of Incorporation)                             File Number)                Identification No.)


                  410 17th Street
                     Suite 700                                                                    80202
                  Denver, Colorado                                                             (Zip Code)
      (Address of Principal Executive Offices)
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       Registrant's telephone number, including area code: (303) 893-0102


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ITEM 5.  OTHER EVENTS.

         The following risk factors are intended to inform investors of the most significant factors that should be considered in making an investment in our securities. If any of the following risks actually occur, our business prospects could be materially adversely affected, the trading price of our common stock could decline, and investors might lose all or part of their investment.

OUR ABILITY TO CONTINUE AS A GOING CONCERN

         As of December 31, 1998, we had a working capital deficit of $145.0 million and generated a net loss of $23.5 million. Approximately $141.7 million of the deficit is caused by principal amounts related to our long-term credit facilities. Based on current conditions, we will not be able to make our principal payments as scheduled under our long-term credit facilities. Moreover, at December 31, 1998, we were in default of certain provisions of our credit agreements and required additional capital outside of cash flow from operations to fund a portion of our outstanding accounts payable. The short-term liquidity issues were temporarily mitigated in March 1999 when our senior lenders advanced $3.25 million which we used to immediately reduce outstanding accounts payable. We have substantial doubt about our ability to continue as a going concern.

         We are currently seeking alternative sources of financing; however, we cannot be certain that we will be able to obtain financing from another source. One possible solution that we are currently pursuing is the following transaction. On January 18, 1999, we entered into a non-binding letter of intent with Flying J Inc. ("Flying J") and Smith Management LLC ("Smith Management") regarding the acquisition by us of certain assets from Flying J or one of its subsidiaries. The purchase price is $80 million in cash and approximately 12.8 million shares of our common stock, par value $0.001 per share, which is equal to approximately 60% of the shares outstanding after the acquisition. A restructuring of our capital and debt structure could be required to effectuate the acquisition. If the acquisition is consummated and we restructure our capital and debt structure, there could be adverse consequences for our existing stockholders.

         Other possible solutions include obtaining additional modifications to our credit agreements, selling assets, issuing additional debt or selling equity. We believe that our lenders will assist in solving our liquidity and working capital issues, although we cannot be certain that we will be able to obtain modifications or concessions from our lenders or raise the necessary capital from other sources in the time frames required.

RECENT ADVERSE MARKET CONDITIONS

         Our success will depend on the market prices of oil and gas, which tend to fluctuate significantly and which have declined significantly in recent months. Oil prices in particular have reached multi-year lows in some markets in recent weeks and gas prices for the current winter season have been lower than in recent winters. Because of these conditions, we incurred substantial net losses for the 1998 fiscal year. If the current low price environment continues, our business will be adversely affected.

         Low oil and gas prices not only reduce revenues and profits, but also reduce the quantities of reserves that are commercially recoverable. If the current oil and gas pricing conditions continue or worsen, we may not be able to generate enough cash flow from operations to meet our obligations and make planned capital expenditures.


SIGNIFICANT LEVERAGE AND FINANCING OBLIGATIONS

         We have incurred significant indebtedness with substantial debt service requirements under two credit facilities: one with ING (U.S. ) Capital Corporation and one with Trust Company of the West. At December 31, 1998, our debt under the ING Credit Agreement was $67.7 million of borrowings and $2.3 million letter of credit obligations and under the Trust Company Agreement was $75 million. Stockholder's equity was approximately $7.0 million at December 31, 1998. Substantially all of our assets are pledged to secure the repayment of these credit facilities. These credit facilities impose substantial restrictions on our operations. Our significant debt will (1) require the use of a substantial portion of our operating cash flow to pay interest and principal on our debt instead of for other corporate purposes, (2) limit our flexibility in planning for or reacting to changes in market conditions, (3) make us more vulnerable in the event of an economic downturn, and (4) make us more vulnerable to increases in interest rates.


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WE WILL HAVE SUBSTANTIAL CAPITAL REQUIREMENTS

         We currently have to make a substantial amount of capital expenditures for the acquisition, exploration and development of oil and gas reserves. Historically, we have paid for these expenditures with cash from operating activities, proceeds from debt and equity financings and asset sales. If our revenues or cash flows decrease, whether as a result of lower oil and gas prices or for some other reason, we may not have the funds available to replace our reserves or to maintain production at current levels. If this occurs, it would result in a decrease in production over time.

ECONOMIC RISKS OF OIL AND GAS OPERATIONS

         Our oil and gas operations are subject to economic risks typically associated with exploration, development and production activities, including the necessity of significant expenditures to locate and acquire producing properties and to drill exploratory wells. In conducting exploration and development activities, (1) the presence of unanticipated pressures or irregularities in formations, (2) miscalculations or (3) accidents may cause our exploration, development and production activities to be unsuccessful. This could result in a total loss of our investment. The cost of drilling, completing and operating wells is also often uncertain. Our drilling operations may be curtailed, delayed or canceled as a result of numerous factors, many of which may be beyond our control. Some of these factors include title problems, weather conditions, compliance with governmental requirements and shortages or delays in the delivery of equipment and services.

LACK OF WATER SUPPLY

         The success of the Monument Butte field is dependent upon secondary recovery operations through water flooding, which consists of pumping volumes of water at controlled pressures and rates through modified wells into the oil producing areas of the reservoir. Therefore, the availability of a consistent water supply is critical. Water flooding enables us to maintain higher reservoir pressures and increase production in other producing wells connected to that reservoir. The repressurization process may take months or years depending on the level of prior reservoir depletion. We proved that the geology of certain portions of the field is suitable to such flooding techniques. We estimate that peak demand for water will occur in 2003. We believe that we have sufficient water supplies to handle all water injection at peak field development; however, a lack of a sufficient amount of water to continue the planned secondary recovery operations would have a severe adverse effect on us.

VOLATILITY OF CRUDE OIL PRICES AND REFINING MARGINS

         Our cash flow from refining operations will be primarily dependent upon producing and selling quantities of refined products at refinery margins sufficient to cover fixed and variable expenses. In recent years, crude oil costs and prices of refined products have fluctuated substantially. These costs and prices depend on numerous factors, including the demand for crude oil, gasoline and other refined products. Our crude oil requirements are supplied from sources that include major oil companies, large independent producers and smaller local producers.

         Crude oil supply contracts are generally relatively short-term contracts with market-responsive pricing provisions. The prices we receive for our refined products are affected by local factors such as product pipeline capacity, local market conditions and the level of operations of out of state refineries. A large, rapid increase in crude oil prices would adversely affect our operating margins if the increased cost of raw materials could not be passed along to our customers. We generally do not hedge a signification portion of our feedstock purchases or refined product sales.

SEASONALITY

         We experience seasonal fluctuations with our gasoline, diesel and roofing asphalt products. The demand for such products is significantly stronger during the spring, summer and early fall because of



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(1) increased tourist travel with respect to gasoline and (2) increased construction activity with respect to our asphalt products.

DRILLING HAZARDS

         The oil and gas business involves certain inherent operating hazards such as (1) well blowouts, (2) cratering, (3) explosions, (4) uncontrollable flows of oil, gas or well fluids, (5) fires, (6) formations with abnormal pressures, (7) pollution, (8) releases of toxic gas and (9) other environmental hazards and risks. Any of these operating hazards could result in substantial losses to us. In accordance with customary industry practices, we maintain insurance against some, but not all, of these risks and losses. We are also required under various operating agreements to (1) maintain certain insurance coverage on existing wells and all new wells drilled during drilling operations, and (2) name others as additional insureds under such insurance coverage. The occurrence of an event that is not fully covered by insurance could have an adverse impact on our financial condition and results of operations.

ESTIMATES OF OIL AND GAS RESERVES WILL LIKELY CHANGE AS A RESULT OF LOWER OIL AND GAS PRICES

         Our historical proved oil and gas reserve information represents only estimates. Petroleum engineering is a subjective process of estimating underground accumulations of oil and gas that cannot be measured in an exact manner. Estimates of economically recoverable oil and gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, including the following:

o historical production from the area compared with production from other producing areas;

o    the assumed effects of regulations by governmental agencies;

o    assumptions concerning future oil and gas prices; and

o assumptions concerning future operating costs, severance and excise taxes, development costs and workover and remedial costs.

         Because all reserve estimates are to some degree subjective, (1) the quantities of oil and gas that are ultimately recovered, (2) the production and operating costs incurred, (3) the amount and timing of future development expenditures and (4) future oil and gas sales prices may differ materially from those assumed in estimating reserves. Furthermore, different reserve engineers may make different estimates of reserves and cash flows based on the same available data. Our actual production, revenues and expenditures with respect to reserves will likely vary from estimates and the variances may be material.

         You should not construe the discounted future net cash flows as the current market value of the estimated oil and gas reserves attributable to our properties. As required by the Securities and Exchange Commission (the "SEC"), the estimated discounted future net cash flows from proved reserves are generally based on prices and costs as of the date of the estimate. In reality, future prices and costs may be materially higher or lower. Actual future net cash flows also will be affected by factors such as (1) the amount and timing of actual production, (2) supply and demand for oil and gas, (3) increases or decreases in consumption and (4) changes in governmental regulations or taxation.

         The timing of actual future net cash flows from proved reserves, and thus their actual present value, will be affected by the timing of both the production and the incurrence of expenses in connection with development and production of oil and gas properties. The SEC requires that a 10% discount factor be used to calculate discounted future net cash flows for reporting purposes. This 10% discount factor is not necessarily the most appropriate percentage based on interest rates in effect from time to time and risks associated with Inland or the oil and gas industry in general.



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GOVERNMENT REGULATIONS AFFECTING THE OIL AND GAS INDUSTRY

         Our business is subject to federal, state and local laws and regulations relating to the exploration for, and the development, production and transportation of, oil and gas, refining, as well as environmental and safety matters. Many of these laws and regulations have become stricter in recent years. Under certain circumstances, the U.S. Minerals Management Service may require our operations on federal leases to be suspended or terminate. This could have a material adverse effect on our financial condition and operations. The requirements imposed by these laws and regulations are frequently changed and reinterpreted. It is possible that the costs of compliance could increase the cost of operating offshore drilling equipment or significantly limit drilling activity.

COMPETITION

         The petroleum industry is highly competitive in all phases, including
(1) the refining of crude oil, (2) the marketing of refined petroleum products and (3) the exploration and production of oil and gas reserves. We currently compete with four other refineries in the Salt Lake City metropolitan area owned by Amoco, Chevron, Flying J and Phillips Petroleum. These companies have substantially greater financial resources, staffs and facilities than ours and therefore, may be better able than us to withstand volatile industry conditions, such as shortages or excesses of crude oil or refined products or intense price competition at the wholesale and retail level.

ITEM 7.  FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND EXHIBITS

         (a)      None.

         (b)      None.

         (c)      Exhibits

                  None.



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                                   SIGNATURES

                  Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                               INLAND RESOURCES INC.



Date: April 1, 1999         By:    /s/ Bill I. Pennington
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                                    Bill I. Pennington
                                    Chief Financial Officer
                                    and Vice President